UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Instil Bio, Inc.

(Name of Issuer)

Common Stock, $0.000001 par value per share

(Title of Class of Securities)

45783C200

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45783C200	Page 2 of 18

1.	Names of Reporting Persons Venrock Healthcare Capital Partners II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (1) (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 33,177 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 33,177 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 6,509 shares held by Venrock Healthcare Capital Partners III, L.P.; (ii) 649 shares held by VHCP Co-Investment Holdings III, LLC; and (iii) 26,019 shares held by Venrock Healthcare Capital Partners EG, L.P.

(3)	This percentage is calculated based upon 6,503,913 shares of Common Stock outstanding as of August 9, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2024.

CUSIP No. 45783C200	Page 3 of 18

1.	Names of Reporting Persons VHCP Co-Investment Holdings II, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (1) (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 33,177 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 33,177 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 6,509 shares held by Venrock Healthcare Capital Partners III, L.P.; (ii) 649 shares held by VHCP Co-Investment Holdings III, LLC; and (iii) 26,019 shares held by Venrock Healthcare Capital Partners EG, L.P.

(3)	This percentage is calculated based upon 6,503,913 shares of Common Stock outstanding as of August 9, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024.

CUSIP No. 45783C200	Page 4 of 18

1.	Names of Reporting Persons Venrock Healthcare Capital Partners III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (1) (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 33,177 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 33,177 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 6,509 shares held by Venrock Healthcare Capital Partners III, L.P.; (ii) 649 shares held by VHCP Co-Investment Holdings III, LLC; and (iii) 26,019 shares held by Venrock Healthcare Capital Partners EG, L.P.

(3)	This percentage is calculated based upon 6,503,913 shares of Common Stock outstanding as of August 9, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024.

CUSIP No. 45783C200	Page 5 of 18

1.	Names of Reporting Persons VHCP Co-Investment Holdings III, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (1) (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 33,177 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 33,177 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 6,509 shares held by Venrock Healthcare Capital Partners III, L.P.; (ii) 649 shares held by VHCP Co-Investment Holdings III, LLC; and (iii) 26,019 shares held by Venrock Healthcare Capital Partners EG, L.P.

(3)	This percentage is calculated based upon 6,503,913 shares of Common Stock outstanding as of August 9, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024.

CUSIP No. 45783C200	Page 6 of 18

1.	Names of Reporting Persons Venrock Healthcare Capital Partners EG, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (1) (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 33,177 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 33,177 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 6,509 shares held by Venrock Healthcare Capital Partners III, L.P.; (ii) 649 shares held by VHCP Co-Investment Holdings III, LLC; and (iii) 26,019 shares held by Venrock Healthcare Capital Partners EG, L.P.

(3)	This percentage is calculated based upon 6,503,913 shares of Common Stock outstanding as of August 9, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024.

CUSIP No. 45783C200	Page 7 of 18

1.	Names of Reporting Persons VHCP Management II, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (1) (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 33,177 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 33,177 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 6,509 shares held by Venrock Healthcare Capital Partners III, L.P.; (ii) 649 shares held by VHCP Co-Investment Holdings III, LLC; and (iii) 26,019 shares held by Venrock Healthcare Capital Partners EG, L.P.

(3)	This percentage is calculated based upon 6,503,913 shares of Common Stock outstanding as of August 9, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024.

CUSIP No. 45783C200	Page 8 of 18

1.	Names of Reporting Persons VHCP Management III, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (1) (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 33,177 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 33,177 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 6,509 shares held by Venrock Healthcare Capital Partners III, L.P.; (ii) 649 shares held by VHCP Co-Investment Holdings III, LLC; and (iii) 26,019 shares held by Venrock Healthcare Capital Partners EG, L.P.

(3)	This percentage is calculated based upon 6,503,913 shares of Common Stock outstanding as of August 9, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024.

CUSIP No. 45783C200	Page 9 of 18

1.	Names of Reporting Persons VHCP Management EG, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (1) (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 33,177 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 33,177 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 6,509 shares held by Venrock Healthcare Capital Partners III, L.P.; (ii) 649 shares held by VHCP Co-Investment Holdings III, LLC; and (iii) 26,019 shares held by Venrock Healthcare Capital Partners EG, L.P.

(3)	This percentage is calculated based upon 6,503,913 shares of Common Stock outstanding as of August 9, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024.

CUSIP No. 45783C200	Page 10 of 18

1.	Names of Reporting Persons Shah, Nimish
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (1) (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 33,177 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 33,177 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 6,509 shares held by Venrock Healthcare Capital Partners III, L.P.; (ii) 649 shares held by VHCP Co-Investment Holdings III, LLC; and (iii) 26,019 shares held by Venrock Healthcare Capital Partners EG, L.P.

(3)	This percentage is calculated based upon 6,503,913 shares of Common Stock outstanding as of August 9, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024.

CUSIP No. 45783C200	Page 11 of 18

1.	Names of Reporting Persons Koh, Bong
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (1) (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 33,177 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 33,177 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 33,177 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.5% (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

(2)	Consists of (i) 6,509 shares held by Venrock Healthcare Capital Partners III, L.P.; (ii) 649 shares held by VHCP Co-Investment Holdings III, LLC; and (iii) 26,019 shares held by Venrock Healthcare Capital Partners EG, L.P.

(3)	This percentage is calculated based upon 6,503,913 shares of Common Stock outstanding as of August 9, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024.

CUSIP No. 45783C200	Page 12 of 18

Introductory Note: This Schedule 13G/A is filed on behalf of Venrock Healthcare Capital Partners II, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP II LP”), VHCP Co-Investment Holdings II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Investment II”), Venrock Healthcare Capital Partners III, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP III LP”), VHCP Co-Investment Holdings III, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Investment III”), Venrock Healthcare Capital Partners EG, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP EG”), VHCP Management II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management II”), VHCP Management III, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management III”), VHCP Management EG, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management EG” and collectively with VHCP II LP, VHCP Co-Investment II, VHCP III LP, VHCP Co-Investment III, VHCP EG, VHCP Management II and VHCP Management III, the “Venrock Entities”), Nimish Shah (“Shah”) and Bong Koh (“Koh”) in respect of the Common Stock of Instil Bio, Inc.

Item 1.

(a)	Name of Issuer Instil Bio, Inc.

(b)	Address of Issuer’s Principal Executive Offices 3963 Maple Avenue, Suite 350 Dallas, TX 75219

Item 2.

(a)

Name of Person Filing

Venrock Healthcare Capital Partners II, L.P.

VHCP Co-Investment Holdings II, LLC

Venrock Healthcare Capital Partners III, L.P.

VHCP Co-Investment Holdings III, LLC

Venrock Healthcare Capital Partners EG, L.P.

VHCP Management II, LLC

VHCP Management III, LLC

VHCP Management EG, LLC

Nimish Shah

Bong Koh

(b)	Address of Principal Business Office or, if none, Residence

New York Office:	Palo Alto Office:

7 Bryant Park	3340 Hillview Avenue
23rd Floor	Palo Alto, CA 94304
New York, NY 10018

(c)	Citizenship

All of the Venrock Entities were organized in Delaware. The individuals are both United States citizens.

CUSIP No. 45783C200	Page 13 of 18

(d)	Title of Class of Securities

Common Stock, $0.000001 par value

(e)	CUSIP Number

45783C200

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

(a)	Amount beneficially owned as of September 30, 2024:

Venrock Healthcare Capital Partners II, L.P.	33,177	(1)
VHCP Co-Investment Holdings II, LLC	33,177	(1)
Venrock Healthcare Capital Partners III, L.P.	33,177	(1)
VHCP Co-Investment Holdings III, LLC	33,177	(1)
Venrock Healthcare Capital Partners EG, L.P.	33,177	(1)
VHCP Management II, LLC	33,177	(1)
VHCP Management III, LLC	33,177	(1)
VHCP Management EG, LLC	33,177	(1)
Nimish Shah	33,177	(1)
Bong Koh	33,177	(1)

(b)	Percent of class as of September 30, 2024:

Venrock Healthcare Capital Partners II, L.P.	0.5	%(2)
VHCP Co-Investment Holdings II, LLC	0.5	%(2)
Venrock Healthcare Capital Partners III, L.P.	0.5	%(2)
VHCP Co-Investment Holdings III, LLC	0.5	%(2)
Venrock Healthcare Capital Partners EG, L.P.	0.5	%(2)
VHCP Management II, LLC	0.5	%(2)
VHCP Management III, LLC	0.5	%(2)
VHCP Management EG, LLC	0.5	%(2)
Nimish Shah	0.5	%(2)
Bong Koh	0.5	%(2)

CUSIP No. 45783C200	Page 14 of 18

(c)	Number of shares as to which the person has, as of September 30, 2024:

(i)	Sole power to vote or to direct the vote:

Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings II, LLC	0
Venrock Healthcare Capital Partners III, L.P.	0
VHCP Co-Investment Holdings III, LLC	0
Venrock Healthcare Capital Partners EG, L.P.	0
VHCP Management II, LLC	0
VHCP Management III, LLC	0
VHCP Management EG, LLC	0
Nimish Shah	0
Bong Koh	0

(ii)	Shared power to vote or to direct the vote:

Venrock Healthcare Capital Partners II, L.P.	33,177	(1)
VHCP Co-Investment Holdings II, LLC	33,177	(1)
Venrock Healthcare Capital Partners III, L.P.	33,177	(1)
VHCP Co-Investment Holdings III, LLC	33,177	(1)
Venrock Healthcare Capital Partners EG, L.P.	33,177	(1)
VHCP Management II, LLC	33,177	(1)
VHCP Management III, LLC	33,177	(1)
VHCP Management EG, LLC	33,177	(1)
Nimish Shah	33,177	(1)
Bong Koh	33,177	(1)

(iii)	Sole power to dispose or to direct the disposition of:

Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings II, LLC	0
Venrock Healthcare Capital Partners III, L.P.	0
VHCP Co-Investment Holdings III, LLC	0
Venrock Healthcare Capital Partners EG, L.P.	0
VHCP Management II, LLC	0
VHCP Management III, LLC	0
VHCP Management EG, LLC	0
Nimish Shah	0
Bong Koh	0

CUSIP No. 45783C200	Page 15 of 18

(iv)	Shared power to dispose or to direct the disposition of:

Venrock Healthcare Capital Partners II, L.P.	33,177	(1)
VHCP Co-Investment Holdings II, LLC	33,177	(1)
Venrock Healthcare Capital Partners III, L.P.	33,177	(1)
VHCP Co-Investment Holdings III, LLC	33,177	(1)
Venrock Healthcare Capital Partners EG, L.P.	33,177	(1)
VHCP Management II, LLC	33,177	(1)
VHCP Management III, LLC	33,177	(1)
VHCP Management EG, LLC	33,177	(1)
Nimish Shah	33,177	(1)
Bong Koh	33,177	(1)

(1)	Consists of (i) 6,509 shares held by Venrock Healthcare Capital Partners III, L.P.; (ii) 649 shares held by VHCP Co-Investment Holdings III, LLC; and (iii) 26,019 shares held by Venrock Healthcare Capital Partners EG, L.P.

VHCP Management II, LLC is the general partner of Venrock Healthcare Capital Partners II, L.P. and the manager of VHCP Co-Investment Holdings II, LLC. VHCP Management III, LLC is the general partner of Venrock Healthcare Capital Partners III, L.P. and the manager of VHCP Co-Investment Holdings III, LLC. VHCP Management EG, LLC is the general partner of Venrock Healthcare Capital Partners EG, L.P. Messrs. Shah and Koh are the voting members of VHCP Management II, LLC, VHCP Management III, LLC and VHCP Management EG, LLC.

(2)	This percentage is calculated based upon 6,503,913 shares of Common Stock outstanding as of August 9, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the September 30, 2024 hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of Group

Not applicable

CUSIP No. 45783C200	Page 16 of 18

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 45783C200	Page 17 of 18

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 14, 2024

Venrock Healthcare Capital Partners II, L.P.		VHCP Co-Investment Holdings II, LLC

By:	VHCP Management II, LLC	By:	VHCP Management III, LLC
Its:	General Partner	Its:	Manager

By:	/s/ Sherman G. Souther	By:	/s/ Sherman G. Souther
	Name: Sherman G. Souther		Name: Sherman G. Souther
	Its: Authorized Signatory		Its: Authorized Signatory

Venrock Healthcare Capital Partners III, L.P.		VHCP Co-Investment Holdings III, LLC

By:	VHCP Management III, LLC	By:	VHCP Management III, LLC
Its:	General Partner	Its:	Manager

By:	/s/ Sherman G. Souther	By:	/s/ Sherman G. Souther
	Name: Sherman G. Souther		Name: Sherman G. Souther
	Its: Authorized Signatory		Its: Authorized Signatory

Venrock Healthcare Capital Partners EG, L.P.

By:	VHCP Management EG, LLC
Its:	General Partner

By:	/s/ Sherman G. Souther
Name: Sherman G. Souther
Its: Authorized Signatory

VHCP Management II, LLC		VHCP Management EG, LLC

By:	/s/ Sherman G. Souther	By:	/s/ Sherman G. Souther
	Name: Sherman G. Souther		Name: Sherman G. Souther
	Its: Authorized Signatory		Its: Authorized Signatory

VHCP Management III, LLC

By:	/s/ Sherman G. Souther
Name: Sherman G. Souther
Its: Authorized Signatory

Nimish Shah		Bong Koh

/s/ Sherman G. Souther		/s/ Sherman G. Souther
Sherman G. Souther, Attorney-in-fact		Sherman G. Souther, Attorney-in-fact

CUSIP No. 45783C200	Page 18 of 18

EXHIBITS

A:	Joint Filing Agreement (incorporated by reference to Exhibit A to Schedule 13G filed on April 15, 2021)

B:	Power of Attorney for Nimish Shah (incorporated by reference to Exhibit B to Schedule 13G filed April 15, 2021)

C:	Power of Attorney for Bong Koh (incorporated by reference to Exhibit C to Schedule 13G filed on April 15, 2021)